                                EXHIBIT 12

COMPUTATION OF DEFICIENCY OF COMBINED EARNINGS TO COMBINED FIXED CHARGES

The following computations of the deficiency of combined earnings to combined fixed charges has been based upon the audited Financial Statements of Airplanes Limited and Airplanes U.S. Trust for the five year period ended March 31, 1997 and the unaudited Financial Statements of Airplanes Limited and Airplanes U.S. Trust for the six month periods ended September 30, 1996 and 1997 included in this registration statement.

                                                      Year ended                 Six months ended
                                                       March 31,                   September 30,
                                        --------------------------------------  ------------------
                                         1993    1994    1995    1996    1997      1996    1997
                                         ----    ----    ----    ----    ----      ----    ----
                                                     ($ millions)                  ($ millions)
Operating loss before income tax......   (217)    (74)   (125)    (69)   (140)      (63)    (66)
Add: interest expense.................    209     258     357     376     400       194     211
                                         ----    ----    ----    ----    ----      ----    ----
Earnings..............................     (8)    184     232     307     260       131     145
                                         ----    ----    ----    ----    ----      ----    ----
Fixed Charges:-
Interest expense                          209     258     357     376     400       194     211
                                         ----    ----    ----    ----    ----      ----    ----
Deficit of earnings to fixed charges     (217)    (74)   (125)    (69)   (140)      (63)    (66)
                                         ----    ----    ----    ----    ----      ----    ----
